Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Brian D. Keogh

(425) 453-9400

ESTERLINE REPORTS FOURTH QUARTER AND FULL FISCAL YEAR RESULTS;

Q4 NET EARNINGS OF $61.7 MILLION, OR $1.97 PER SHARE; $531 MILLION SALES

Company Issues Full-Year 2013 Guidance of $5.45 to $5.80 Per Diluted Share

BELLEVUE, Wash., December 6, 2012 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving the global aerospace and defense markets, today reported fiscal 2012 fourth quarter (ended October 26) income from continuing operations of $61.7 million, or $1.97 per diluted share, on sales of $530.7 million.

Brad Lawrence, Esterline’s Chief Executive Officer, said, “Esterline ended the year on a strong note. Even without the benefit of several discrete items, our core underlying business was strong in the quarter.” The quarter’s performance included the items detailed in Table 1 below.

Table 1: Effects of Discrete Items on 4th Quarter 2012 EPS

(Estimated tax rate 20%; 31.3 million shares)

Earnings Per Share – GAAP	$1.97

Foreign Exchange Benefit – Avionics & Controls	0.02
Change Orders; R&D Tax Credits	0.02
Income Tax Benefit	0.04
Urgent Customer Requirements	0.12

Total Discrete Items	$0.20

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Page 2 of 7 Esterline Reports Fiscal 2012 Q4 and Full-Year Results

Lawrence reiterated that the business challenge in the fourth quarter was execution, and “…uniformly, our business leaders met that challenge.” He further confirmed that “…Esterline is in a healthy position, poised for another strong year.”

The company provided fully diluted earnings per share (EPS) guidance for fiscal 2013 in a range of $5.45 to $5.80, and currently expects organic sales growth of approximately 4% over fiscal 2012. Lawrence noted that the estimates “…include our best analysis of the impact of anticipated defense spending reductions and exclude any potential sales in fiscal 2013 from a second tranche of C-130 cockpit retrofits from a large international customer.” He added that “…although the order could still come to fruition, we aren’t building it into our current plan and are making appropriate infrastructure adjustments. However, we’re looking at a robust year with or without it.”

The full-year EPS range for fiscal 2013 incorporates first quarter EPS in the range of $0.45 to $0.60. First quarter sales are expected to be in the range of $450 million to $480 million, in line with the expectation of steadily improving quarterly results as the year progresses. Lawrence noted that the first quarter results will also include the severance impact of selective workforce reductions related to the slowdown in defense activity at several operations.

With regard to the overall defense market in fiscal 2013, Lawrence said despite uncertainty related to sequestration, “…we see promise in our defense programs and technologies that we believe will hold up well as budget dollars are allocated in the coming year.” These programs include the Boeing P-8 and Airbus A400M that are planned to come online next year.

Lawrence said “… we are confident that the continued strength of the commercial aerospace market will contribute to Esterline’s performance in fiscal 2013. Some of our most important commercial customers, including Boeing and Airbus, are still increasing build rates.”

In addition, Lawrence said Esterline continues to pursue applications of its aerospace technology in many adjacent markets which are showing growth potential, such as medical capital equipment, high-speed rail, oil and gas exploration, and casino gaming consoles.

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Page 3 of 7 Esterline Reports Fiscal 2012 Q4 and Full-Year Results

For the full fiscal year 2012, Esterline reported record sales of $2.0 billion, with income from continuing operations of $164.7 million, or $5.27 per diluted share, excluding a previously announced third quarter, non-cash charge against goodwill of $52.2 million, or $1.67 per diluted share, related to its U.K.-based Racal Acoustics defense business. Fiscal 2011 income from continuing operations was $133.1 million, or $4.27 per diluted share, on $1.7 billion in sales. Including the charge, full-year fiscal 2012 income from continuing operations was $112.5 million, or $3.60 per diluted share.

New orders increased 23% in the fourth quarter compared with the same period last year. Fiscal 2012 fourth quarter new orders were $607 million compared with $492 million in the prior-year period. For the full-year fiscal 2012, new orders were $2.06 billion, up 10.2% compared with $1.87 billion for fiscal 2011. Backlog increased to $1.32 billion at October 26, 2012, compared with $1.25 billion at the end of the prior year.

Gross margin as a percentage of sales in the fourth quarter of fiscal 2012 was 38.5% compared to the year-ago level of 30.5%. The prior-year period included the effect of purchase accounting related to the Souriau acquisition that lowered gross margin performance in that period. Gross margin for the full fiscal year ended October 26, 2012, was 36.1% compared to the fiscal 2011 level of 34.3%.

Fiscal 2012 fourth quarter selling, general and administrative (SG&A) expenses as a percent of sales were 18.3%, compared with 17.8% in the prior-year period. Full-year SG&A expenses for fiscal 2012 were 19.2%, compared with 17.7% in fiscal 2011; the full-year increase was mainly due to incremental SG&A expenses following the Souriau acquisition in mid-fiscal year 2011. Lawrence reiterated that “…the company is continuing to focus on operational enhancements to further improve operating margins.”

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Page 4 of 7 Esterline Reports Fiscal 2012 Q4 and Full-Year Results

Research, development and engineering spending in the fourth quarter was $24.6 million, or 4.6% of sales, compared with $30.6 million, or 6.1% of sales, a year ago. This year’s level was favorably impacted by customer-funded engineering and foreign investment tax credits. The year-ago period included higher research and development expenses for avionics products. For the full fiscal year of 2012, research, development and engineering expenses were $107.7 million, or 5.4% of sales, compared with $94.5 million, or 5.5% of sales, in fiscal 2011. Lawrence said the company expects R&D expense levels “…to remain in the five to five and-a-half percent range in fiscal 2013.”

The company’s income tax rate in the fourth quarter of 2012 was 13.0% compared with 11.8% for the prior-year period. The rates for both periods benefited from various tax credits and foreign interest expense deductions. Total debt decreased by $83.7 million from the end of the third quarter. Lawrence noted that cash flow remains strong and the company will “…continue to pay down debt in addition to having broader opportunities to invest and create value for shareholders in 2013.”

Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 866-510-0712; outside the U.S., use 617-597-5380. The pass code for the call is: 84022046.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

Page 5 of 7 Esterline Reports Fiscal 2012 Q4 and Full-Year Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended		Fiscal Year Ended
	Oct 26, 2012	Oct 28, 2011	Oct 26, 2012	Oct 28, 2011
Segment Sales
Avionics & Controls	$220,359	$209,919	$790,015	$841,939
Sensors & Systems	174,436	163,768	702,394	414,609
Advanced Materials	135,861	128,710	499,909	461,437

Net Sales	530,656	502,397	1,992,318	1,717,985
Cost of Sales	326,403	349,285	1,273,365	1,128,265

	204,253	153,112	718,953	589,720
Expenses
Selling, general and administrative	97,371	89,235	382,887	304,154
Research, development and engineering	24,607	30,560	107,745	94,505
Gain on settlement of contingency	—	—	(11,891)	—
Goodwill impairment	—	—	52,169	—
Other income	—	(487)	(1,263)	(6,853)

Total Expenses	121,978	119,308	529,647	391,806

Operating Earnings From Continuing Operations	82,275	33,804	189,306	197,914
Interest income	(145)	(187)	(465)	(1,615)
Interest expense	11,067	11,835	46,238	40,216
Loss on extinguishment of debt	—	—	—	831

Income From Continuing Operations Before Income Taxes	71,353	22,156	143,533	158,482
Income Tax Expense	9,281	2,615	29,958	24,938

Income From Continuing Operations Including Noncontrolling Interests	62,072	19,541	113,575	133,544
Income Attributable to Noncontrolling Interests	(412)	(129)	(1,040)	(457)

Income From Continuing Operations	61,660	19,412	112,535	133,087
Income (Loss) From Discontinued Operations, Net of Tax	—	28	—	(47)

Net Earnings	$61,660	$19,440	$112,535	$133,040

Earnings Per Share – Basic:
Continuing Operations	$2.00	$.64	$3.66	$4.36
Discontinued Operations	.00	.00	.00	.00

Earnings Per Share – Basic	$2.00	$.64	$3.66	$4.36

Earnings Per Share – Diluted:
Continuing Operations	$1.97	$.62	$3.60	$4.27
Discontinued Operations	.00	.00	.00	.00

Earnings Per Share – Diluted	$1.97	$.62	$3.60	$4.27

Weighted Average Number of Shares Outstanding – Basic	30,860	30,613	30,749	30,509
Weighted Average Number of Shares Outstanding – Diluted	31,330	31,183	31,282	31,154

Page 6 of 7 Esterline Reports Fiscal 2012 Q4 and Full-Year Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Income from Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended		Fiscal Year Ended
	Oct 26, 2012	Oct 28, 2011	Oct 26, 2012	Oct 28, 2011
Segment Sales
Avionics & Controls	$220,359	$209,919	$790,015	$841,939
Sensors & Systems	174,436	163,768	702,394	414,609
Advanced Materials	135,861	128,710	499,909	461,437

Net Sales	$530,656	$502,397	$1,992,318	$1,717,985

Income From Continuing Operations
Avionics & Controls	$42,214	$30,664	$54,917 [1]	$135,187
Sensors & Systems	21,060	(10,867)	70,890	22,536
Advanced Materials	27,020	25,263	93,546	82,307

	90,294	45,060	219,353	240,030
Corporate expense	(8,019)	(11,743)	(43,201)	(48,969)
Other income	—	487	1,263	6,853
Gain on settlement of contingency	—	—	11,891	—
Interest income	145	187	465	1,615
Interest expense	(11,067)	(11,835)	(46,238)	(40,216)
Loss on extinguishment of debt	—	—	—	(831)

Income From Continuing Operations
Before Income Taxes	$71,353	$22,156	$143,533	$158,482

[1]	Includes a $52.2 million charge against goodwill of Racal Acoustics.

Page 7 of 7 Esterline Reports Fiscal 2012 Q4 and Full-Year Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	Oct 26,	Oct 28,
	2012	2011
Assets
Current Assets
Cash and cash equivalents	$160,675	$185,035
Cash in escrow	5,016	5,011
Accounts receivable, net	383,362	369,826
Inventories	409,837	402,548
Income tax refundable	4,832	2,857
Deferred income tax benefits	46,000	48,251
Prepaid expenses	21,340	19,245
Other current assets	4,631	6,540

Total Current Assets	1,035,693	1,039,313
Property, Plant and Equipment, Net	356,401	368,416
Other Non-Current Assets
Goodwill	1,098,962	1,163,725
Intangibles, net	609,045	693,915
Debt issuance costs, net	8,818	10,695
Deferred income tax benefits	97,952	79,605
Other assets	20,246	22,917

	$3,227,117	$3,378,586

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$108,689	$119,888
Accrued liabilities	269,553	270,422
Credit facilities	—	5,000
Current maturities of long-term debt	10,610	11,595
Deferred income tax liabilities	5,125	9,538
Federal and foreign income taxes	2,369	1,918

Total Current Liabilities	396,346	418,361
Long-Term Liabilities
Credit facilities	240,000	360,000
Long-term debt, net of current maturities	598,060	660,028
Deferred income tax liabilities	205,198	238,709
Pension and post-retirement obligations	132,074	107,877
Other liabilities	34,904	19,693
Total Shareholders’ Equity	1,620,535	1,573,918

	$3,227,117	$3,378,586